Exhibit 1.2

Notice of extraordinary general meeting

The board of directors of

Joe & The Juice Holding A/S

(CVR no. 35 52 79 90)

(the “Company”)

hereby gives notice of an extraordinary general meeting of the Company to be held on

9 January 2023, at 10.00 pm CET

at the offices of Bech-Bruun Law Firm P/S, Langelinie Allé 35, 2100 Copenhagen with the following agenda:

1.	Increase of the Company’s share capital by cash payment

2.	Delegation of authority to the chairman of the meeting

Agenda item 1

The board of directors proposes that the Company’s share capital is increased by cash payment. The proposal is made in connection with the contemplated liquidity contribution and investment from VEDA Trading Holding Company - a holding company with subsidiaries within industries such as retail, E-commerce, real estate and entertainment - with the aim to strengthen the Company’s financial position and back the expansion and general corporate purposes of the Company.

The proposal entails that the Company will receive equity contributions of DKK 385,111,030.00 from VEDA Trading Holding Company and up to an additional contribution of up to DKK 212,375,268.76 in equity from the Company’s current shareholders.

As a consequence of the equity contributions, the Company’s share capital will be increased with up to nominally DKK 10,070,559.56 (equal to 1,007,055,956 new shares of DKK 0.01 each) which will be allocated on up to 302,116,787 new A-shares of DKK 0.01 each) and up to 704,939,169 new B-shares of DKK 0.01 each). The exact number of new shares will depend on the final amount being contributed by the Company’s current shareholders (in accordance with the pro rata allocation as set out below).

The split between A-shares and B-shares is made in accordance with the so called “Institutional Strip” pursuant to which 30 per cent are A-shares and 70 per cent are B-shares.

The subscription price will be DKK 0.811 per A-share and DKK 0.500 per B-share. The subscription price for the shares is based on a (pre-money) valuation of the Company of 725 MUSD (5 117 MDKK) which has been assessed by the board of directors as the market value under the present circumstances and in light of the Company financial situation.

All current shareholders in the Company will be entitled to participate in the capital increase and hence subscribe for shares on a pro rata basis with regards to the equity commitment of up to DKK 212,375,268.76 as per their shareholding in the Company immediately prior to the capital increase.

The proposal entails that clause 3.1 of the Company’s articles of association shall be amended accordingly.

København Danmark • Aarhus Danmark • Shanghai Kina

T +45 72 27 00 00 • E info@bechbruun.com • Advokatpartnerselskab • CVR-nr. 38538071 • www.bechbruun.com

2/2 Dok.nr. 30849050.1

Agenda item 2

The board of directors proposes to delegate authority to the chairman of the meeting to apply for registration of the resolutions passed on the general meeting with the Danish Business Authority (to the extent required) and to make any such amendments thereto as may be requested by the Danish Business Authority or other public authority as a condition for registration or approval.

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This agenda, the complete proposals, the articles of association and the latest audited annual report have been made available for inspection at the Company’s office at Østergade 26, 1100 Copenhagen, Denmark.

You do not have to attend the general meeting in person since you have previously issued a power of attorney to Valedo Partners Fund II with authorization to attend the general meeting and vote on your behalf.

If you prefer to attend the general meeting in person, we kindly ask you to inform Sebastian Christmas Poulsen hereof for practical reasons on scp@bechbruun.com no later than on 3 January 2023.

Please refer to the enclosed subscription form which sets out the number of shares and amount payable for a full utilization of your allocated portion of shares together with instructions to be followed if you wish to make use of your subscription right. Please note that we if we do not hear from you, we will assume that you do not wish to participate in the capital increase and hence forfeit your right to subscripe on a pro rata basis.

23 December 2022

On behalf of the board of directors of Joe & The Juice Holding A/S

Sebastian Christmas Poulsen